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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): May 17, 2000



                                  Advanta Corp.
             (Exact name of registrant as specified in its charter)

            Delaware                    0-14120                 23-1462070
            --------                    -------                 ----------
(State or other jurisdiction        (Commission File           (IRS Employer
      of incorporation)                  Number)             Identification No.)



Welsh and McKean Roads, P.O. Box 844, Spring House, PA              19477
       (Address of principal executive offices)                   (Zip Code)
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Registrant's telephone number, including area code: (215) 657-4000
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Item 5.           Other Events

On May 17, 2000 Advanta Corp. (the "Company" or "Advanta") announced it will explore strategic alternatives to unlock the unrecognized value of its Mortgage and Leasing businesses. Chairman and Chief Executive Officer Dennis Alter stated, "This process is one more step toward fulfilling our objective to maximize value for our shareholders. The last five quarters of increased earnings, positive cash flow and improved expense ratios demonstrate the soundness of our existing business strategy. However, we are not receiving what we deem to be appropriate market valuation for these results. From this process we hope to accelerate the realization of the intrinsic value of the Mortgage and Leasing businesses. As the number one issuer of MasterCard business credit cards to small businesses in the U.S., we believe that this would also allow us to focus on this greatly expanding and very profitable small business market through our traditional channels as well as our growing online activities."

Advanta has retained Salomon Smith Barney to assist it in studying possible strategic alternatives for the Mortgage and Leasing businesses. During the process, Advanta remains fully committed to executing on existing strategies in all of its businesses. Advanta's five businesses, Business Credit Cards, Mortgage, Leasing, Insurance and Advanta Partners are on track to create value for Advanta during 2000. On April 25, 2000, Advanta announced first quarter pro forma net operating income of $16.2 million, or $0.63 per share on a diluted basis for its Class A and Class B shares combined, a 59% increase over first quarter 1999. Approximately 50% of the net operating income was generated by Advanta Business Cards, which reported $8.6 million, a 156% increase over first quarter 1999. Net income for Advanta Mortgage was $9.5 million, a 38.4% increase over first quarter 1999.

Advanta (http://www.advanta.comhttp://www.advanta.com) is a highly focused financial services company with over 2,800 employees, servicing over $25 billion of assets, including $12.5 billion in managed assets and over $13 billion in assets serviced for third parties. Advanta provides consumers and small businesses with targeted financial products and services, including non-conforming mortgages, business credit cards, equipment leases, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.

Advanta has leveraged its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Advanta created one of the first automated underwriting and sales engines in the non-conforming mortgage industry. The Company also offers its customers and business partners a broad range of self-service financial solutions and other services on the Internet. Advanta was ranked one of the 500 Most Admired Companies in America in FORTUNE Magazine's most recent annual survey.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Significant risks and uncertainties include the results of the evaluation of strategic alternatives and the ability to
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attract and retain key personnel and customers. Although Advanta has hired
Salomon Smith Barney to explore strategic alternatives to maximize shareholder value with respect to its Mortgage and Leasing businesses, there can be no assurance that any transaction will result from that exploration process.
Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form
10-Q.
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Form 8-K                                                           Advanta Corp.
May 17, 2000



Item 7.           Financial Statements and Exhibits.

(c)               Exhibits:

                  None
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Form 8-K                                                           Advanta Corp.
May 17, 2000

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Advanta Corp.


                              By:  /s/ Elizabeth H. Mai
                                   Elizabeth H. Mai, Senior Vice President,
                                   Secretary and General Counsel




May 17, 2000